Exhibit 99.7
AGREEMENT AMONG REPORTING PERSONS
THIS AGREEMENT AMONG REPORTING PERSONS is made and entered into by and among John Schutte (“Schutte”), an individual, and Abuse Deterrent Pharma, LLC, a Kentucky limited liability company (“AD Pharma").
W I T N E S S E T H :
WHEREAS, each of Schutte and AD Pharma be deemed to beneficially own shares of the Common Stock of Acura Pharmaceuticals, Inc., a New York corporation ("Acura");
WHEREAS, each of Schutte and AD Pharma desires to file a single Schedule 13D under the Securities and Exchange Act of 1934, as amended (the "Act"), indicating the beneficial ownership of each with respect to the Common Stock of Acura; and
WHEREAS, the rules of Securities and Exchange Commission require that, when a Schedule 13D is filed on behalf of more than one person,  the Schedule 13D shall  include as an exhibit to the  Schedule 13D an agreement in writing of such persons that the Schedule 13D is filed on behalf of each of them.
NOW, THEREFORE, in consideration of the premises and the mutual promises of the  parties thereto, the parties hereto covenant and agree as follows:
1. Schutte and AD Pharma agree that a single Schedule 13D and any amendments thereto relating to the shares of Common Stock of Acura shall be filed on behalf of each of them.
2. Schutte and AD Pharma each acknowledge and agree that pursuant to Rule 13d-1 (f)(1) under the Act each of them is individually responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information contained therein.
3. This Agreement shall not be assignable by any party hereto.
4. This Agreement shall be terminated as to any party hereto upon the first to occur of the following:  (a) the death of any individual party hereto, (b) the dissolution or termination of AD  Pharma, or (c) a written notice of termination given by any party hereto to all of the other parties hereto.
5. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.
6. Schutte and AD Pharma each acknowledge and agree that Schutte shall be authorized as attorney-in-fact to sign, on behalf of each party to this Agreement, any Schedule 13D or amendments thereto that are required to be filed on behalf of the parties thereto.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of July, 2019.

ABUSE DETERRENT PHARMA, LLC

By /s/ John Schutte
John Schutte, Manager

/s/ John Schutte
John Schutte, individually

61860244.1